Exhibit 99.2

/CORRECTION — Hiland Partners, LP/

Monday, April 03, 2006

In the news release, Hiland Partners (Nasdaq: HLND) Announces $93 Million Acquisition of Gathering Assets From Enogex, issued Thursday, March 30, we are advised by the company that the second paragraph, first sentence, should read, “The assets to be acquired include five separate low pressure natural gas gathering systems located in the Eastern Oklahoma Arkoma Basin that includes nearly 40,000 horsepower of compression and over 550 miles of natural gas gathering pipelines that is currently gathering approximately 145,000 Mcfd,” rather than “145,000 mmcfd,” as originally issued inadvertently. Complete, corrected release follows:

Hiland Partners Announces $93 Million Acquisition of Gathering Assets From Enogex

Enid, Oklahoma  –  March 30, 2006  –  Hiland Partners, LP (NASDAQ: HLND) (the “Partnership”) announced today that it had executed a definitive agreement with Enogex Gas Gathering, L.L.C. to acquire Enogex’s Eastern Oklahoma gathering assets for $93 million. The agreement has been approved by the Partnership’s board of directors, and is subject only to customary regulatory approvals and completion of certain pre-closing conditions by both parties. The Partnership has received commitments from its existing commercial bank group to finance the acquisition. Closing is expected in the second quarter of this year. Upon full integration of the Enogex assets, the Partnership expects the transaction to be immediately accretive to its distributable cash flow per unit.

The assets to be acquired include five separate low pressure natural gas gathering systems located in the Eastern Oklahoma Arkoma Basin that includes nearly 40,000 horsepower of compression and over 550 miles of natural gas gathering pipelines that is currently gathering approximately 145,000 Mcfd. The assets include:

•                  The Wildlife Gathering System, which has approximately 300 active wellhead receipt points and nine compressor units;

•                  The Limestone Gathering System, which has approximately 65 active wellhead receipt points and three compressor units;

•                  The Hartshorne Gathering System, which has approximately 120 active wellhead receipt points and three compressor units;

•                  The Dog Creek–McFerran Gathering System, which has approximately 90 active wellhead receipt points and six compressor units; and

•                  The South Bokoshe–Milton Gathering System, which has approximately 80 active wellhead receipt points and two compressor units.

The natural gas gathering systems operate under contracts with producers which provide services for a fixed fee arrangement.

“This acquisition provides us with access to a suite of assets that complement and enhance existing operations in Oklahoma, while simultaneously increasing the diversification to our portfolio of assets due to its strong fixed fee component,” said Randy Moeder, President & Chief Executive Officer of Hiland Partners, LP. “This acquisition provides us with an exciting new opportunity for growth.”

Conference Call

Hiland Partners will hold a conference call to discuss this acquisition Tuesday, April 4, at 10:00 am Central Time (11:00 am Eastern Time). To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “investor relations” section of the Partnership’s website.

About Hiland Partners, LP

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of eight natural gas gathering systems with approximately 1,140 miles of gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Ken Maples, Vice President and CFO
Hiland Partners, LP
(580) 242-6040